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                                                                    EXHIBIT 10.J







December 27, 2000



VIA OVERNIGHT MAIL

Mr. Gordon Anderson
445 Ventura Place
Vero Beach, FL  32963

Dear Gordon:

This confirms our offer and your acceptance of the position of President and Chief Executive Officer at Exhibitgroup/Giltspur effective on January 1, 2001. As an officer of Exhibitgroup, your monthly salary will be $27,083.34 ($325,000 per year), and you will report to Robert H. Bohannon, Chairman, President and Chief Executive Officer of Viad Corp. Your salary will be reviewed again in February 2002, with an increase effective April 1, 2002. You will be eligible for five weeks vacation each year.

As CEO, you will be eligible to participate in the Viad Corp Management Incentive Plan, with a target bonus of 50% of your base earnings. Your actual award will be dependent on Exhibitgroup's financial results and your individual performance. The maximum award under this Plan can be as high as 178.5% of your target bonus (89.25% of your earnings). You may choose to defer your annual incentive under our deferred compensation plan. You will also be eligible to participate in the 2001 - 2003 Performance Unit Plan with a target value of $150,000, subject to Board approval. The number of units under the Plan will be determined at the time of the grant based on the average of the high and low of Viad stock on the grant date. You will be eligible for a stock option grant in February 2001 and upon hire you will receive a $100,000 grant of Incentive Stock Options. In addition, you will receive a $150,000 grant of Performance-Based Restricted Stock in February 2001, also subject to Board approval.

Your salary will be supplemented with a comprehensive benefit program. You will be eligible for the Senior Executive Medical Plan, Long-Term Disability Plan, Life Insurance Plan, $100,000 of company-paid Accidental Death and Dismemberment Insurance. You will be reimbursed for monthly health club dues; the Company will pay the initiation fee for a lunch club membership and will cover all business-related expenses. You will receive an annual executive physical, financial counseling services and tax preparation as well as company-paid parking, eligibility for first-class air travel and a car allowance of up to $1,200 per month. You will also be eligible for Schedule B of the Viad Corp Supplemental Executive Retirement Plan, as well as participation in Supplemental TRIM.
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In addition, Exhibitgroup will pay roundtrip airfare (Coach class) for you, plus a gross-up, for your weekly commuting expenses between Illinois and Florida.

You will be paid the sum of $15,000 (grossed up) in the years 2001 and 2002 as remuneration for the state tax differential between Florida and Illinois.

You will be a participant in the Executive Severance Plan (Golden Parachute).

The Company will provide you with a furnished Corporate apartment, up to a maximum of $2,500 per month, for your living arrangements while in Chicago. The apartment will be leased in the Company's name.

You will be subject to our stock ownership guidelines. Your guideline will be three times your base salary. Meaningful progress should be made annually and the target value should be reached within five years.

Finally, I want to confirm the terms of certain financial protection that will be provided to you during your first three years of employment with the Company:

- We have agreed that if your employment with the Company is terminated by Viad or the Company for any reason other than "Cause" during the 36-month period following your date of hire, you will receive 24 months base salary, plus an amount equal to the greater of the highest annual bonus paid to you while employed by the Company, or your target bonus amount at time of termination, plus 24 months of benefits coverage at the level you are covered at time of termination (including accrual of pension credit and participation in the Company's 401(k) program). For purposes hereof, you may be terminated for Cause if you are convicted of a felony, or a crime involving fraud or dishonesty, or if you commit an act of willful misconduct or gross negligence with regard to the Company that has a significant adverse effect on its operations or financial condition.

- We have further agreed that you will be paid an amount equal to the foregoing if you elect to terminate your employment with the Company following a merger, consolidation, reorganization or similar transaction involving the Company and GES Exposition Services, Inc., which transaction results in a single operating company unit controlling substantially all the assets of the combined companies, of which you are not the Chief Executive Officer.

- In consideration of the amounts to be paid hereunder, you agree that in the event your employment with the Company is for any reason terminated, you will not for a period of twenty-four (24) months following termination of such employment for yourself or for another employee, independent contractor, partner, consultant, affiliate or controlling stockholder of any person or entity, directly or indirectly, compete with the Company in any geographic area where you performed services or were responsible for management under this agreement for or on behalf of the Company, and that this non-compete covenant specifically includes, but is not limited to, contacting the customers, clients and prospective customers and clients of the Company. You acknowledge that the restrictions and obligations set forth and imposed herein will not prevent you from obtaining gainful employment in your field of expertise or cause you undue hardship, and that the restrictions imposed herein are reasonable and necessary to protect the legitimate business interests of the Company.
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Gordon, it is with a great deal of confidence that this offer is extended to you. I know that you will find the assignment challenging and rewarding and we are very pleased that you have decided to come back to the team.

Schedule B of the Viad Corp Retirement Income Plan and Retirement Projection sheet prepared by Hewitt Associates are included as part of this Employment Agreement/Offer Letter.

Should you have any questions regarding the items outlined in this letter, please contact me at 602.207.2817.

Sincerely,

/S/ Suzanne Pearl

Suzanne Pearl
Vice President - Human Resources


                                            APPROVED:

                                            /S/ Robert H. Bohannon

                                            December 27, 2000



                                            AGREED TO AND ACCEPTED BY:

                                            /S/ Gordon Anderson

                                            January 4, 2001




Employment and Compensation can be terminated, with or without cause or notice, at any time at the option of either the Company or employee. No representative of the Company other than the Chief Executive Officer of Viad Corp has any authority to enter into any agreement for employment for any specified period of time, or make any agreement contrary to the foregoing.